Exhibit 2.8

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NEWSMAX INC.

Newsmax Inc., a corporation existing under the laws of the State of Florida (the “Corporation”), by its Chief Executive Officer, hereby adopts these Amended and Restated Articles of Incorporation (these “Amended and Restated Articles of Incorporation”) as follows:

1. The name of the Corporation is “Newsmax Inc.”

2. The Corporation’s original Articles of Incorporation were filed in the office of the Secretary of State of the State of Florida on, and with an effective date of, April 15, 2024 (and were assigned Document Number P24000026872), and were amended by the Corporation’s Certificate of Designation of Series A Convertible Preferred Stock, Certificate of Designation of Series A-1 Convertible Preferred Stock, Certificate of Designation of Series A-2 Convertible Preferred Stock and Certificate of Designation of Series A-3 Convertible Preferred Stock filed as Articles of Amendment to the Articles of Incorporation in the office of the Florida Secretary of State each on, and with an effective date of, April 24, 2024, which Certificate of Designation of Series A Convertible Preferred Stock and Certificate of Designation of Series A-2 Convertible Preferred Stock were each amended by Articles of Correction filed in the office of the Florida Secretary of State on, and with an effective date of, [●], 2025 (such Certificates of Designation, as so amended, as applicable, the “Series A, A-1, A-2 and A-3 Certificates of Designation”), and were further amended by the Corporation’s Certificate of Designation of Series B Convertible Preferred Stock filed as Articles of Amendment to the Articles of Incorporation in the office of the Florida Secretary of State on, and with an effective date of, April 29, 2024, which Certificate of Designation of Series B Convertible Preferred Stock was amended by the Articles of Correction filed in the office of the Florida Secretary of State on, and with an effective date of, September 24, 2024 (as so amended, the “Series B Certificate of Designation” and, together with the Series A, A-1, A-2 and A-3 Certificates of Designation, the “Certificates of Designation”) (as so amended, the “Articles of Incorporation”).

3. The Corporation’s Amended and Restated Articles of Incorporation contain various amendments to the Corporation’s Articles of Incorporation and amend, restate and supersede in their entirety the Articles of Incorporation, including the Certificates of Designation, all as set forth in full in the attachment hereto.

4. The Amended and Restated Articles of Incorporation were, in accordance with the applicable provisions of Sections 607.1003, 607.1004, 607.1006 and 607.1007 of the Florida Business Corporation Act, as amended (the “FBCA”), authorized by resolutions duly adopted on [●], 2025 by written consents of the directors and of the shareholders of the Corporation holding the requisite voting power of shareholders of each voting group entitled to vote on the amendments, comprised of the shareholders holding (i) shares of Class A common stock voting as a separate voting group, and (ii) all shares of the Corporation entitled to vote voting together, to approve the amendments. The number of votes cast by each voting group of shareholders of the Corporation was sufficient for approval of the amendments included in the Amended and Restated Articles of Incorporation.

5. The authorized capital stock of the Corporation under the Articles of Incorporation consisted of (A) 80,000 shares of common stock, par value $0.001 per share, of which (i) 20,000 shares have been designated Class A common stock (“Old Class A Common Stock”), and (ii) 60,000 shares have been designated Class B common stock (“Class B Common Stock”), and (B) 65,929.44 shares of preferred stock, par value $0.001 per share, of which (i) 646 shares have been designated Series A Convertible Preferred Stock, (ii) 1,223 shares have been designated Series A-1 Convertible Preferred Stock, (iii) 2,647 shares have been designated Series A-2 Convertible Preferred Stock, (iv) 1,413.44 shares have been designated Series A-3 Convertible Preferred Stock, and (v) 60,000 shares have been designated Series B Convertible Preferred Stock.

6. Immediately prior to the time that these Amended and Restated Articles of Incorporation become effective pursuant to the FBCA (the “Effective Time”) and prior to the closing of the initial public offering of the Corporation’s capital stock, (i) all shares of the Corporation’s Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and Series A-3 Convertible Preferred Stock were automatically converted into, and all shares of the Corporation’s Series A Convertible Preferred Stock upon the election of the Company were converted into, shares of Old Class A Common Stock, in each case, in accordance with the applicable Certificates of Designation, and (ii) all shares of the Corporation’s Series B Convertible Preferred Stock were automatically converted into shares of Class B Common Stock, in accordance with the Series B Certificate of Designation.

7. Each share of Old Class A Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be recapitalized, reclassified and reconstituted into one (1) fully paid and non-assessable share of Class B Common Stock; provided, that each share of Old Class A Common Stock issued and outstanding immediately prior to the Effective Time held by any Qualified Shareholder (as defined below) shall, at the Effective Time, be recapitalized, reclassified and reconstituted into one (1) fully paid and non-assessable share of Class A Common Stock (as defined below) (the “Recapitalization”).

8. Immediately following the Recapitalization, each share of Class A Common Stock then issued and outstanding shall be, automatically and without any action on the part of the holder thereof, split into [●] shares of Class A Common Stock (the “Class A Common Stock Forward Stock Split”); provided, that upon the Class A Common Stock Forward Stock Split, any fractional share shall be rounded up or down to the nearest whole share such that no fractional shares shall be issued and outstanding in connection with the Class A Common Stock Forward Stock Split.

9. Immediately following the Recapitalization, each share of Class B Common Stock then issued and outstanding shall be, automatically and without any action on the part of the holder thereof, split into [●] shares of Class B Common Stock (the “Class B Common Stock Forward Stock Split”); provided, that upon the Class B Common Stock Forward Stock Split, any fractional share shall be rounded up or down to the nearest whole share such that no fractional shares shall be issued and outstanding in connection with the Class B Common Stock Forward Stock Split.

10. The Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NEWSMAX INC.

Article I
CORPORATE NAME

Section 1.1  The name of the corporation is Newsmax Inc. (the “Corporation”).

Article II
REGISTERED OFFICE

Section 2.1  The address of the Corporation’s registered office in the State of Florida is c/o Cogency Global Inc., 115 North Calhoun Street, Suite 4, Tallahassee, FL 32301. The name of the Corporation’s registered agent at such address is Cogency Global Inc. The physical and mailing address of the Corporation is 750 Park of Commerce Drive, Suite 100, Boca Raton, FL 33487.

Article III
PURPOSE AND POWERS

Section 3.1  The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act (the “FBCA”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Article IV
CAPITALIZATION

Section 4.1  Recapitalization; Stock Split; Total Authorized Shares; No Preemptive Rights.

(a) All shares of Class A Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the time that these Amended and Restated Articles of Incorporation become effective pursuant to the FBCA (the “Effective Time”) (“Old Class A Common Stock”) are hereby reclassified as shares of Class B Common Stock (as defined below); provided, that all shares of Old Class A Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Qualified Shareholder (as defined below) (the “Qualified Shareholder Pre-Recapitalization Shares”) are hereby reclassified as shares of Class A Common Stock (as defined below) (the “Recapitalization”). The outstanding book entry certificates that, immediately prior to the Recapitalization, represented the outstanding shares of Old Class A Common Stock shall, upon and after the Recapitalization, be deemed to represent shares of Class B Common Stock; provided, that the outstanding book entry certificates that, immediately prior to the Recapitalization, represented the outstanding Qualified Shareholder Pre-Recapitalization Shares shall, upon and after the Recapitalization, be deemed to represent shares of Class A Common Stock, in each case, without the need for surrender or exchange thereof.

(b) Immediately following the Recapitalization, (i) each share of Class A Common Stock then issued and outstanding shall be, automatically and without any action on the part of the holder thereof, split into [●] shares of Class A Common Stock (the “Class A Common Stock Forward Stock Split”); provided, that upon the Class A Common Stock Forward Stock Split, any fractional share shall be rounded up or down to the nearest whole share such that no fractional shares shall be issued and outstanding in connection with the Class A Common Stock Forward Stock Split; and (ii) each share of Class B Common Stock then issued and outstanding shall be, automatically and without any action on the part of the holder thereof, split into [●] shares of Class B Common Stock (the “Class B Common Stock Forward Stock Split”); provided, that upon the Class B Common Stock Forward Stock Split, any fractional share shall be rounded up or down to the nearest whole share such that no fractional shares shall be issued and outstanding in connection with the Class B Common Stock Forward Stock Split.

(c) The total number of shares of all classes of capital stock that the Corporation has authority to issue is [●] shares, consisting of: 50,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”); 940,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and, collectively with Class A Common Stock, “Common Stock”); and 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

(d) The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) pursuant to an amendment to these Amended and Restated Articles of Incorporation duly adopted in accordance with Section 8.1 and applicable law.

(e) The holders of shares of capital stock of the Corporation, as such, shall have no preemptive right to purchase or have offered to them for purchase any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Corporation. The powers, preferences and rights and the limitations, qualifications and restrictions in respect of the shares of each class are set forth in the following sections of this Article IV.

Section 4.2  Preferred Stock. The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Florida, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Florida (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) pursuant to an amendment to these Amended and Restated Articles of Incorporation duly adopted in accordance with Section 8.1 and applicable law.

[1]	Note to Draft: Authorized number of shares of Class B Common Stock to be sufficient to cover conversion of all of the shares of Class A Common Stock.

Section 4.3  Preferred Stock – Powers of the Board. Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to, or pari passu with, the rights of Common Stock, Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Section 4.4  Rights of Class A Common Stock and Class B Common Stock.

(a) Except as otherwise provided in these Amended and Restated Articles of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

(b) The holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the shareholders of the Corporation, (b) be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation, as amended from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters as may be required by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to ten (10) votes per share of Class A Common Stock held of record by such holder as of the applicable record date and each holder of Class B Common Stock shall have the right to one (1) vote per share of Class B Common Stock held of record by such holder as of the applicable record date. There shall be no cumulative voting.

(c) Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable.

(d) Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of any such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the holders of shares of such class, voting separately as a class, and by a Majority Vote.

(e) Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably, on a per share basis, all assets of the Corporation available for distribution to its shareholders, unless disparate or different treatment of the shares of any such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the holders of shares of such class, voting separately as a class, and by a Majority Vote.

(f) In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class.

Section 4.5  Conversion of Class A Common Stock.

(a) Voluntary Conversion. Each share of Class A Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class A Common Stock shall be entitled to convert any of such holder’s shares of such Class A Common Stock into shares of Class B Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class A Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class B Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class B Common Stock to which such record holder of Class A Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation or, if the notice of conversion specifies a different future effective time, including a time determined by the happening of a future event, such conversion shall be deemed to have occurred at such time, or on the happening of such event, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such time.

(b) Automatic and Mandatory Conversion. Each share of Class A Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class B Common Stock upon the occurrence of a Transfer (as defined in Section 4.6), other than a Permitted Transfer (as defined in Section 4.6), of such share of Class A Common Stock (a “Conversion Event”). Each outstanding book entry certificate that, immediately prior to a Conversion Event, represented one or more shares of Class A Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class B Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class A Common Stock have been converted into shares of Class B Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class A Common Stock (if any), issue and deliver to such holder book entry certificate(s) representing the shares of Class B Common Stock into which such holder’s shares of Class A Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class A Common Stock that is converted pursuant to this Section 4.5(b) shall thereupon be retired by the Corporation and shall not be available for reissuance.

Section 4.6  Definitions. For purposes of these Amended and Restated Articles of Incorporation:

(a) “Effective Date” shall mean the date of the filing of these Amended and Restated Articles of Incorporation.

(b) “Majority Vote” shall mean by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Common Stock of the Corporation, irrespective of class, voting together as a single class.

(c) “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(d) “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, as amended (the “Code”), or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Shareholder is a participant or beneficiary; provided, however, that, in each case, the Qualified Shareholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held in such account, plan or trust.

(e) “Permitted Entity” shall mean (a) a corporation in which the Qualified Shareholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Shareholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such corporation; (b) a partnership in which the Qualified Shareholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Shareholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such partnership; or (c) a limited liability company in which such Qualified Shareholder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Shareholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such limited liability company.

(f) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class A Common Stock: (a) by a Qualified Shareholder to (i) any Permitted Trust of such Qualified Shareholder, (ii) any Permitted IRA of such Qualified Shareholder or (iii) any Permitted Entity of such Qualified Shareholder; (b) by a Permitted Trust, Permitted IRA or Permitted Entity of such Qualified Shareholder to (i) such Qualified Shareholder or (ii) any other Permitted Trust, Permitted IRA or Permitted Entity of such Qualified Shareholder; or (c) by a Qualified Shareholder or a Permitted Trust, Permitted IRA or Permitted Entity of such Qualified Shareholder to another Qualified Shareholder or the Permitted Trust, Permitted IRA or Permitted Entity of such other Qualified Shareholder.

(g) “Permitted Transferee” shall mean a transferee of shares of Class A Common Stock received in a Permitted Transfer.

(h) “Permitted Trust” shall mean a trust for the benefit of the Qualified Shareholder and/or persons other than such Qualified Shareholder so long as such Qualified Shareholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust.

(i) “Qualified Shareholder” shall mean: (a) Christopher Ruddy and/or Christopher Ruddy Revocable Trust dated October 12, 2007; and (b) a Permitted Transferee of Christopher Ruddy and/or Christopher Ruddy Revocable Trust dated October 12, 2007.

(j) “Transfer” of a share of Class A Common Stock shall mean any sale, transfer, pledge or other transfer or disposition of such share, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of shareholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(iii) the pledge of shares of Class A Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(iv) the fact that, as of the Effective Date or at any time after the Effective Date, the spouse of any holder of Class A Common Stock possesses or obtains an interest in such holder’s shares of Class A Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class A Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or

(v) in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.

A Transfer shall also be deemed to have occurred with respect to a share of Class A Common Stock beneficially held by (A) an entity that is a Permitted Trust, Permitted IRA or Permitted Entity, as of such time that there occurs (1) any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA or Permitted Entity, or (2) a Transfer on a cumulative basis, from and after the Effective Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, or (B) an entity that is a Qualified Shareholder, as of such time that there occurs a Transfer on a cumulative basis, from and after the Effective Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity.

(k) “Voting Control” shall mean, with respect to a share of Class A Common Stock, the exclusive power to vote or direct the voting of such share by proxy, voting agreement, voting trust or otherwise.

Section 4.7  Retirement of Class A Common Stock. In the event any shares of Class A Common Stock are converted into shares of Class B Common Stock pursuant to this Article IV, the shares of Class A Common Stock so converted shall be retired and shall not be reissued by the Corporation.

Section 4.8  Dividends and Distributions Following Conversion. Notwithstanding anything to the contrary in this Article IV, if the date on which any share of Class A Common Stock is converted into Class B Common Stock pursuant to the provisions of this Article IV occurs after the record date for the determination of the holders of Class A Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class A Common Stock, the holder of such shares of Class A Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, however, that, notwithstanding any other provision of these Amended and Restated Articles of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class A Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class B Common Stock and no shares of Class A Common Stock shall be issued in payment thereof.

Section 4.9  Reservation of Class B Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class B Common Stock, solely for the purpose of effecting conversions of shares of Class A Common Stock into shares of Class B Common Stock, such number of duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class A Common Stock. If at any time the number of authorized and unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class A Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite shareholder approval of any necessary amendment to these Amended and Restated Articles of Incorporation. All shares of Class B Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class B Common Stock may be so issued without violation of any applicable law or regulation.

Section 4.10  Protective Provision. Notwithstanding anything to the contrary contained herein, the Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 4.8 Section 4.9 or this Section 4.10 (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote of the Qualified Shareholder, in addition to any other vote required by applicable law.

Article V
BOARD OF DIRECTORS

Section 5.1  General Powers. Except as otherwise expressly provided by the FBCA or these Amended and Restated Articles of Incorporation, all corporate powers shall be exercised by or under the authority of the Board, and the business and affairs of the Corporation shall be managed by or under the direction of, and subject to the oversight of, the Board.

Section 5.2  Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board with the approval of the Qualified Shareholder.

Section 5.3  Election, Term, Resignation and Removal. Except as provided in this Section 5.3, directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting of shareholders. Each director, including a director elected to fill a newly created directorship or vacancy, shall hold office until the annual meeting at which such director’s term expires and his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Any director may resign at any time upon written notice or by electronic transmission to the Corporation, the Board or its Chairperson. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the entire Board or any individual director may be removed from office at any time only for cause by the affirmative vote of the holders of capital stock representing at least two-thirds of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon. Election of directors need not be by written ballot unless the Bylaws so provide.

Section 5.4  Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock to elect directors, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the shareholders unless the Board determines by resolution that any such vacancy or newly created directorship shall be filled by the shareholders.

Section 5.5  Preferred Stock – Directors.

(a) If the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, then such right and the term of office, filling of vacancies, removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in the Corporation’s Articles of Incorporation then in effect (including any Certificate of Designation of such series of Preferred Stock).

(b) During any period when the holders of one or more series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock, as applicable, shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until the next annual meeting of shareholders and until such director’s successor shall have been duly elected and qualified, unless such director’s right to hold such office terminates earlier pursuant to said provisions, subject in all such cases to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.6  Action by Directors Without a Meeting. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and any such consent may be documented, signed and delivered in any manner permitted by the FBCA.

Section 5.7  Bylaws. In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in these Amended and Restated Articles of Incorporation, the Board is expressly authorized to make, alter and repeal the Bylaws, but any Bylaws adopted by the Board may be also adopted, amended, altered or repealed by a Majority Vote.

Article VI
MEETINGS OF SHAREHOLDERS; ACTION BY WRITTEN CONSENT

Section 6.1  Meetings. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of shareholders of the Corporation may be called by (a) the Chairperson of the Board, the Chief Executive Officer of the Corporation or a majority of the total number of directors constituting the Board, or (b) the Secretary of the Corporation upon the written request of the holders of record of not less than a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation, voting together as a single class, proposing a proper matter for shareholder action under the FBCA at such special meeting; provided, that any special meeting called pursuant to this clause (b) shall be held on such date and at such time and place as determined by the affirmative vote of the Board.

Section 6.2  Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 6.3  Consent of Shareholders In Lieu of Meeting. Any action required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if one or more written consents to such action are signed by the holders of Common Stock constituting a Majority Vote. Any such consent must be set forth in writing or in an electronic transmission and be delivered to the Corporation in accordance with 607.0704 of the FBCA. Unless otherwise provided, any such consent shall be revocable prior to the consent becoming effective. After any action is taken by any such consent, notice of such action shall be given in accordance with 607.0704 of the FBCA to those shareholders of the Corporation who have not consented thereto in writing or who are not entitled to vote thereon.

Article VII
LIMITED LIABILITY; INDEMNIFICATION

Section 7.1  No director shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director; provided that the foregoing provisions of this Section 7.1 shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 607.0834 of the FBCA; or (d) for any transaction from which the director derived an improper personal benefit. If the FBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended. No amendment to or repeal of this Section 7.1 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts of omissions of such director occurring prior to such amendment.

Section 7.2  The Corporation may, to the fullest extent legally permissible under the provisions of the FBCA, as the same may be amended and supplemented, indemnify any person whom it may indemnify pursuant thereto. The Corporation shall, to the fullest extent legally permissible under the provisions of the FBCA, as the same may be amended and supplemented, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in connection with (including in preparation for) any Proceeding (other than an action by or in the right of the Corporation) for which such indemnified party may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such Proceeding, including any appeal therein, upon receipt of an undertaking by or on behalf of such indemnified party to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any indemnification or advancement of expenses provided by, or granted pursuant to, Section 607.0851 of the FBCA or this Section 7.2 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or resolution adopted by the Board.

Article VIII
AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

Section 8.1  Amendments. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation (including any Certificate of Designation issued hereunder), in the manner now or hereafter prescribed by these Amended and Restated Articles of Incorporation and the FBCA, and all rights, preferences and privileges herein conferred upon shareholders, directors or any other persons by and pursuant to these Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article VIII. Notwithstanding anything to the contrary contained in these Amended and Restated Articles of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article III, Article IV, Article V, Section 6.1, Section 6.3, Article VII or this Article VIII may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be made or adopted, unless, in addition to any other vote required by these Amended and Restated Articles of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by a Majority Vote.

Article IX
EXCLUSIVE FORUM

Section 9.1  Forum. Subject to the last sentence in this Section 9.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Florida state courts located in Palm Beach County shall be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or its directors, officers or employees arising pursuant to any provision of the FBCA or these Amended and Restated Articles of Incorporation or the Bylaws or (d) any action asserting a claim against the Corporation or its directors, officers or employees governed by the internal affairs doctrine. Notwithstanding the foregoing, (A) the provisions of this Section 9.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction and (B) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 9.2  Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 9.1 is filed in a court other than a court located within the State of Florida (a “Foreign Action”) in the name of any shareholder of the Corporation, such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Florida in connection with any action brought in any such court to enforce Section 9.1 (an “FSC Enforcement Action”) and (b) having service of process made upon such shareholder in any such FSC Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

Article X
CORPORATE OPPORTUNITY

Section 10.1  To the fullest extent permitted by the FBCA, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue; provided, that the Corporation may affirmatively waive any corporate opportunity or any action that may be considered a corporate opportunity with the vote of the holders of Common Stock constituting a Majority Vote.

Article XI
AFFILIATED TRANSACTIONS

Section 11.1  The Corporation shall not be governed by or subject to Section 607.0901 of the FBCA.

Article XII
GENERAL MATTERS

Section 12.1  Severability. If any provision or provisions of these Amended and Restated Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Amended and Restated Articles of Incorporation (including, without limitation, each portion of any sentence of this Section 12.1 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation, for the purpose of amended and restating the Corporation’s Articles of Incorporation pursuant to the laws of the State of Florida, has caused these Amended and Restated Articles of Incorporation to be executed by Christopher Ruddy, its Chief Executive Officer, as of the ___ day of ____, 2025.

NEWSMAX INC.

By:
Name:	Christopher Ruddy
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Articles of Incorporation of Newsmax Inc.]